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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: November 10, 2003

               Date of Earliest Event Reported: November 10, 2003

                            MILLENNIUM CHEMICALS INC.
             (Exact name of registrant as specified in its charter)

            Delaware                            1-12091                                22-3436215
(State or other jurisdiction of         (Commission File Number)         (I.R.S. Employer Identification Number)
 incorporation or organization)
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                           20 Wight Avenue, Suite 100
                           Hunt Valley, Maryland 21030
                    (Address of principal executive offices)

Registrant's telephone number, including area code (410) 229-4400

Item 5.       Other Events and Required FD Disclosure.

         Millennium America Inc. (the "Company"), wholly-owned subsidiary of
Millennium Chemicals Inc. ("Millennium"), has obtained a waiver to various restrictive covenants contained in its bank credit agreement (the "Credit
Agreement") that require the Company to meet certain financial performance criteria. The Company was not in compliance with these financial covenants as of September 30, 2003. As a result, the Company obtained a waiver to these covenants on September 30, 2003, which was then extended on November 10, 2003.
This waiver, as so extended, will expire on December 31, 2003.

       The Company currently is seeking an amendment to the Credit Agreement to revise these financial covenants, among other things. Based on its discussions with the agent banks and the lending banks under the Credit Agreement, the Company believes that it will be able to obtain this amendment prior to the expiration of the current waiver. However, the effectiveness of this amendment will be contingent upon Millennium or the Company obtaining at least $110 million of long term financing prior to the expiration of the current waiver.
The funds so obtained are expected to be used to repay secured term loans of approximately $47 million issued under the Credit Agreement and to enable the Company to terminate its European accounts receivable securitization program of approximately $60 million. The Company believes that it will be able to obtain the requisite financing on or before December 31, 2003, at which time the amendment to the Credit Agreement referred to above would become effective.

       If the Company is not able to obtain the requisite financing on or before December 31, 2003, the Company believes that it would be able to further extend the current waiver and Credit Agreement amendment to provide additional time to obtain such financing, or otherwise amend or refinance the Credit Agreement. In addition, the Company had at October 31, 2003, approximately $125 million of cash and cash equivalents held primarily by foreign subsidiaries, which the Company would be able to utilize to provide liquidity in the near-term until it is able to obtain the requisite financing, or amend or refinance the Credit
Agreement.

       The total amount of debt outstanding under the Credit Agreement at September 30, 2003 of $94 million, which includes the $47 million of secured term loans, will be recorded as a current liability at September 30, 2003 because the current waiver expires at December 31, 2003.

       The Company expects that it will incur additional costs in the form of fees, expenses and interest in connection with any such waiver, amendment or refinancing, and that additional restrictions will be imposed on the Company.




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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

Dated:  November 10, 2003               MILLENNIUM CHEMICALS INC.
                                        By:/C. William Carmean/
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                                        C. William Carmean
                                        Senior Vice President, General Counsel &
                                        Secretary